EXHIBIT 99.1

CARRIAGE SERVICES                             PRESS RELEASE

                                    Contacts: Tom Livengood, CFO
                                              Carriage Services, Inc.
                                              1900 St. James Place, Fourth Floor
                                              Houston, Texas  77056
                                              713-332-8400
RELEASE FOR APPROVAL
00-07                                         Ken Dennard/kdennard@easterly.com
                                              Lisa Elliott/lisae@easterly.com
                                              Easterly Investor Relations
                                              713-529-6600

                CARRIAGE SERVICES ADOPTS SHAREHOLDER RIGHTS PLAN


DECEMBER 29, 2000 -- HOUSTON, TEXAS -- Carriage Services, Inc. (NYSE:CSV) announced today that its Board of Directors has adopted a shareholder rights plan. The plan is designed to assure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive takeover tactics to gain control of Carriage Services without paying all shareholders a fair price.

      Melvin C. Payne, Chief Executive Officer of Carriage Services stated, "The Board of Directors adopted the rights plan to protect our shareholders against certain types of unfair or coercive tactics. The adoption of shareholder rights plans has become a common practice among public companies. It enables a board of directors to better represent the shareholders in a manner that will permit them to realize the long-term value of their investment in the Company. The rights plan will not and is not intended to prevent a takeover of the Company on terms that are fair to, and are in the best interests of, all shareholders, but it should encourage any person seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."
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      Under the rights plan, the Company has declared a dividend of one right
("Right") on each share of Class A Common Stock and Class B Common Stock of the Company. Each Right will entitle the holder to purchase one one-hundredth of a share of a new Series G Junior Participating Preferred Stock, par value $0.01 per share, of the Company at an exercise price of $10.00. The Rights are not currently exercisable and will become exercisable shortly after a person or group acquires beneficial ownership of 15 percent or more of the outstanding Class A Common Stock of Carriage or announces a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15 percent or more of the outstanding Class A Common Stock. The Rights are subject to redemption by the Company for $.001 per Right at any time prior to the tenth day after the first public announcement of the acquisition by a person or group of beneficial ownership of 15 percent or more of the Common Stock. In addition, the Board of Directors is authorized to amend the Rights plan at any time prior to such time as the Rights become exercisable.

      If a person or group acquires beneficial ownership of 15 percent or more of the Company's Class A Common Stock and the Rights are then exercisable, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of the Company's shares of Class A Common Stock having a market value of twice such price. In addition, if Carriage is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15 percent or more of the Company's Class A Common Stock and the Rights are then exercisable, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. Following the acquisition by a person or group of beneficial ownership of 15 percent or more of the Class A Common Stock and prior to an acquisition of beneficial ownership of 50 percent or

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more of the Class A Common Stock, the Board of Directors may exchange the Rights
(other than Rights owned by such person or group, which will have become null and void and nontransferable), in whole or in part, at an exchange ratio of one share of Class A Common Stock (or one one-hundredth of a share of Series G Preferred Stock) per Right.

      The dividend distribution will be made on January 8, 2001, payable to stockholders of record at the close of business on that date. The Rights will expire on December 31, 2010.

      Further information regarding the Rights is contained in a letter that will be mailed to all holders of the Company's Common Stock.

      Carriage Services, Inc. is the fourth largest publicly traded provider of products and services in the death care industry in the United States. As of December 28, 2000, Carriage Services, Inc. owned and operated 172 funeral homes and 42 cemeteries in 31 states.


Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Cautionary Statements" in the Company's Form 10-K for the year ended December 31, 1999, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.



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